Exhibit 99.1

                  S.Y. Bancorp Announces Third Quarter Results

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 20, 2004--S.Y. Bancorp, Inc. (AMEX:SYI), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today reported results for the third quarter and nine months ended September 30, 2004. Largely because of the industry-wide slowdown in mortgage refinancings that has occurred since last fall, the Company's earnings in the third quarter of 2004 were essentially flat in comparison with those of the year-earlier period. Several factors helped offset the impact of the decline in mortgage-related fee income, including a lower provision for loan losses for the third quarter and improving results in several categories of non-interest income, such as investment management and trust operations and service fee income, as well as the modest increase in non-interest expense experienced during the third quarter. A summary of third quarter and year-to-date results follows:


Quarter ended September 30,           2004           2003       Change
---------------------------       -----------    -----------    ------
Net income                        $ 4,971,000    $ 4,981,000    -0.20%
Net income per share, basic       $      0.36    $      0.37    -2.70%
Net income per share, diluted     $      0.35    $      0.36    -2.78%
Return on average equity                17.90%         20.76%
Return on average assets                 1.71%          1.78%

Nine months ended September 30,       2004           2003       Change
-------------------------------   -----------    -----------    ------
Net income                        $13,998,000    $13,247,000     5.67%
Net income per share, basic       $      1.02    $      0.98     4.08%
Net income per share, diluted     $      0.99    $      0.95     4.21%
Return on average equity                17.44%         19.25%
Return on average assets                 1.65%          1.65%


    Commenting on the announcement, Chairman David H. Brooks, said, "The significant decline in mortgage refinancing activity since the third quarter of 2003, together with ongoing pressure on net interest margin, has continued to make overall advances in revenues and earnings a challenge for us. Nevertheless, we are gratified that our diverse operations have produced compensating increases in several key areas of non-interest income, especially from Stock Yards Trust Company and other fee related activities. Also, our continued focus on controlling costs has enabled us to restrain the overall rate of growth in non-interest expense, even though we have opened three new offices since the third quarter of 2003. These offsetting factors enabled us to post our highest quarterly earnings so far in 2004, largely matching the Company's record results and outstanding performance of the third quarter last year.
    "We also are pleased to see ongoing signs of strong credit quality," Mr. Brooks continued. "Our evaluation of credit quality and risk led to reductions in the provision for loan losses of 40% for the quarter and 22% for the year to date. While we recognize that credit risk remains an inherent part of our business and can represent a significant challenge to profitability, we are hopeful that the general economy will continue to show evidence of improvement. As to loan growth, the economic recovery so far has remained elusive, promoting a generally cautious stance among our customers. However, loan growth from the second quarter of 2004 to the third quarter of 2004 represented our best quarter-to-quarter increase since 2001. If the recovery continues to gain momentum, we think it will further strengthen our customers' financial position, leading not only to improved loan quality, but also helping to revive loan growth. Certainly, the trend seen over the past quarter provides a hopeful sign that customers are becoming more confident about their future plans."
    Concluding, Mr. Brooks stated, "During the third quarter, we celebrated the centennial anniversary of the founding of Stock Yards Bank & Trust - a tremendous milestone for our Company and a tribute to the women and men who fostered our prosperity over the past 100 years. None, however, played a more important role in our progress than did our customers, who from the beginning have provided loyal support for the idea of a strong, locally based, community-oriented bank for Louisville. Cognizant of our founding principles, we have remained steadfast over the years in our focus on personal service for our customers. We think this continued focus will be as important to our future success as it has been in the past.
    "Now, as we begin our second century, S.Y. Bancorp witnesses not only the fruits of its efforts in metropolitan Louisville, with 23 branches in the area, but also looks expectantly for appropriate and complementary opportunities in new markets. Recently, we expanded into Indianapolis with the opening of our first branch there and, during the third quarter, followed that with an investment in Indiana Business Bank, an Indianapolis based, state-chartered de novo bank. We believe these steps will augment our long-term strategy of building a larger market position in the Indianapolis area. While this represents my last formal communication to shareholders as Chairman and Chief Executive Officer, considering my approaching retirement at the end of December, I am confident that our management team possesses the leadership skills and vision to build on the legacy of the past 100 years and take this Company to new heights in the future."
    Net interest income, the Company's largest source of revenue, was flat for the third quarter and up 3% for the first nine months of 2004 versus comparable 2003 periods, reflecting primarily growth in earning assets that was offset by a decline in net interest margin. On a taxable equivalent basis, net interest income was flat for the third quarter of 2004 and up 4% for the year to date compared with prior-year periods. Net interest margin for the third quarter, at 4.11%, was down 12 basis points from the year-earlier period and was down 14 basis points from the second quarter of 2004. Although the Company believes it is well positioned for a rising interest rate environment, the increase in rates by the Federal Reserve during the quarter may be offset by more competitive pressure in deposit pricing. Depending on expected asset repricing and such factors as competitive rate pressures or unforeseen changes in the Company's funding mix, the net interest margin could continue to experience some slight contraction during the next quarter.
    The Company's provision for loan losses declined 40%, or $120,000, in the third quarter of 2004 and 22%, or $410,000, for the nine months ended September 30, 2004, compared with the same periods in 2003. The quarterly provision for loan losses responds to various internal measures of loan quality and inherent risk in the loan portfolio. Net charge-offs continued to be relatively small during the third quarter. It was the fifth consecutive quarter that net charge-offs represented 3 basis points or less of average loans outstanding. This compares favorably with an average quarterly ratio of net charge-offs to average loans of approximately 12 basis points for the five quarters before that. Non-performing loans, while higher than in the second quarter of 2004, were down slightly from the third quarter of 2003. Management considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio at September 30, 2004.
    Non-interest income declined 1% in the third quarter of 2004 and was up 2% for the year-to-date period ended September 30, 2004, compared with the same periods in 2003. These changes primarily reflected higher investment management and trust income, as trust assets under management rose 11% from September 30, 2003, higher service charges on deposit accounts, increased bankcard transaction volume, and increased brokerage fees with respect to the nine-month period. These gains helped offset a large decline in mortgage banking income of 68% for the quarter and 61% year to date caused by the significant decline in mortgage refinance activity that began in September 2003.
    Non-interest expenses increased 2% for the quarter and 3% for the year-to-date period compared with the same 2003 periods. An approximate 3% increase in salaries and benefits for the year-to-date period reflected the addition of professional staff along with annual compensation increases. Salaries and benefits were down for the quarter primarily due to better-than-expected claims experience in the Company's self-funded health care plan. Net occupancy expense was up 19% for the quarter and 15% for the first nine months of the year, largely as a result of the opening of new facilities and the remodeling of some existing facilities.
    Total assets for the third quarter increased 7% to $1.19 billion from $1.12 billion at the end of the third quarter of 2003. Loans increased 8% from the end of the third quarter 2003. Most of this growth occurred during the three months ended September 30, 2004. Deposits increased 3% from September 30, 2003; the Company supplemented this growth earlier in 2004 by securing lower-cost, fixed-rate advances from the Federal Home Loan Bank.
    S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has 24 branch locations in Louisville and southern Indiana, as well as a branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.
    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.



                             S.Y. Bancorp
                Summary Unaudited Financial Information
                (in thousands except per share amounts)

                               Third Quarter Ended  Nine Months Ended
                                  September 30,       September 30,
                                -----------------   -----------------
                                  2004      2003      2004      2003
                                -------   -------   -------   -------
Net interest income             $10,928   $10,930   $32,919   $31,828
Provision for loan losses           180       300     1,490     1,900
                                -------   -------   -------   -------
Net interest income after
  provision for loan losses      10,748    10,630    31,429    29,928
Non-interest income               6,235     6,292    18,475    18,092
Non-interest expense              9,702     9,523    29,332    28,404
                                -------   -------   -------   -------
Net income before income
  taxes                           7,281     7,399    20,572    19,616
Provision for income taxes        2,310     2,418     6,574     6,369
                                -------   -------   -------   -------
Net income                      $ 4,971   $ 4,981   $13,998   $13,247
                                =======   =======   =======   =======
Net income per share:
  Basic                         $  0.36   $  0.37   $  1.02   $  0.98
  Fully diluted                 $  0.35   $  0.36   $  0.99   $  0.95

Weighted average shares
  outstanding:
    Basic                        13,843    13,500    13,760    13,469
    Fully diluted                14,192    13,973    14,153    13,952

                                  Sept. 30,    Dec. 31,     Sept. 30,
                                    2004         2003         2003
                                 ----------   ----------   ----------
Total assets                     $1,192,743   $1,118,521   $1,116,152
Total loans                         932,812      886,153      860,584
Non-interest bearing deposits       164,925      143,901      147,275
Interest-bearing deposits           757,092      737,965      747,375
Stockholders' equity                113,510      100,414       97,009
Book value per share                   8.18         7.40         7.16


    Unaudited supplemental financial information for the third quarter and nine months ended September 30, 2004 and 2003, may be obtained by following this link: http://www.irinfo.com/syi/3q04fs.pdf.

    CONTACT: S.Y. Bancorp, Inc., Louisville
             Nancy B. Davis, 502-625-9176